Exhibit 99.1

NEWS RELEASE for November 14, 2007

Contact: Dina Masi, CFO
Jeffrey Leach, Investor Relations
Integrated BioPharma, Inc.
j.leach@ibiopharma.com
888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended September 30, 2007

Hillside, N.J., November 14, 2007—Integrated BioPharma, Inc. (NasdaqGM:INBP) reported financial results today for its first quarter ended September 30, 2007. Revenues for the quarter ended September 30, 2007 were $12.6 million compared to $12.9 million for the quarter ended September 30, 2006. Operating income for the quarter ended September 30, 2007 was a loss of $1.5 million compared to operating income of $368,000 for the quarter ended September 30, 2006. The Company’s increase of $1.8 million in operating losses is primarily attributable to the acquisition it made in its fiscal 2007 third quarter in its Nutraceutical Segment, which resulted in increased selling and administrative costs, including marketing costs, with no significant sales in the current quarter, increased consulting professional fees in its Biotechnologies Segment and an increase in our cost of goods sold in our Pharmaceuticals Segment resulting from increased sales in this segment. As previously announced, the Company expects to spin off its biotech business to the Company’s shareholders, after which the biotech business will be separately financed and will operate as a wholly-separate company.

For the quarter ended September 30, 2007, there was a net loss applicable to common shareholders of $1.3 million or ($0.09), compared with a net loss applicable to common shareholders of $514,000, or ($0.04) per diluted share, for the quarter ended September 30, 2006. Net loss applicable to common shareholders is calculated after cash Preferred Stock dividends of $119,000 and non-cash Preferred Stock deemed dividends of $563,000 for the quarter ended September 30, 2006.

A summary of our financial results for the quarter ended September 30, 2007 and 2006 is presented below:

About Integrated BioPharma, Inc. (INBP)

Integrated BioPharma, Inc. is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company’s biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.iBioPharma.com.

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.